                                                                    EXHIBIT 12.1

                      R.J. REYNOLDS TOBACCO HOLDINGS, INC.
      COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES/DEFICIENCY IN THE
           COVERAGE OF FIXED CHARGES BY EARNINGS BEFORE FIXED CHARGES
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                                   FOR THE
                                                THREE MONTHS      FOR THE YEARS ENDED DECEMBER 31,
                                               ENDED MARCH 31,   -----------------------------------
                                                    2001         2000   1999   1998    1997    1996
                                               ---------------   ----   ----   -----   ----   ------
Earnings before fixed charges:
  Income (loss) from continuing operations
     before income taxes.....................       $201         $748   $510   $(679)  $204   $  563
  Interest and debt expense..................         38          168    268     426    433      462
  Interest portion of rental expense.........          4           15     15      16     16       14
                                                    ----         ----   ----   -----   ----   ------
Earnings (loss) before fixed charges.........       $243         $931   $793   $(237)  $653   $1,039
                                                    ====         ====   ====   =====   ====   ======
Fixed charges:
  Interest and debt expense..................       $ 38         $168   $268   $ 426   $433   $  462
  Interest portion of rental expense.........          4           15     15      16     16       14
                                                    ----         ----   ----   -----   ----   ------
          Total fixed charges................       $ 42         $183   $283   $ 442   $449   $  476
                                                    ====         ====   ====   =====   ====   ======
Ratio of earnings to fixed charges...........        5.8          5.1    2.8      --    1.5      2.2
                                                    ====         ====   ====   =====   ====   ======
Deficiency in the coverage of fixed charges
  by earnings before fixed charges...........         --           --     --   $(679)    --       --
                                                    ====         ====   ====   =====   ====   ======